Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Nick Hengst
+1.414.906.7356
nicholas.hengst@manpowergroup.com

ManpowerGroup Reports 1st Quarter 2024 Results

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Revenues of $4.4 billion (-7% as reported, -5% constant currency)
•
Continuation of challenging environment in North America and Europe during the quarter, solid demand in Latin America and Asia-Pacific region
•
Gross profit margin of 17.3% as reported, 17.5% as adjusted. Staffing margins remained strong; permanent recruitment trends were stable at lower levels
•
Good management of SG&A (-6% as reported, -5% constant currency year-over-year)
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$50 million of common stock repurchased during the quarter
•
Strong cash flow during the quarter

MILWAUKEE, April 18, 2024 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $0.81 per diluted share for the three months ended March 31, 2024 compared to net earnings of $1.51 per diluted share in the prior year period. Net earnings in the quarter were $39.7 million compared to net earnings of $77.8 million a year earlier. Revenues for the first quarter were $4.4 billion, a 7% decrease from the prior year period.

The quarter included run-off losses related to the run-off Proservia Germany business and a minor loss for Argentina related currency translation losses[1]. These losses reduced earnings per share by $0.13 in the first quarter and reduced our gross profit margin by 20 basis points. Excluding these losses, earnings per share was $0.94 per diluted share in the quarter representing a decrease of 39% in constant currency.[2]

[1] Argentina is required to be treated as a hyperinflationary economy and the currency translation losses reflect the devaluation of the Argentine peso during the quarter.

[2] The prior year period included restructuring costs which reduced earnings per share by $0.10 which are also excluded when determining the year over year trend.

Financial results in the quarterwere also impacted by the U.S. dollar relativeto foreign currencies comparedto the prior year period. The first quarter earnings per share guidance estimated a negative 2 cents foreign currency impact and the actual impact was worse at a negative 4 cents. On a constant currency basis, revenues decreased 5% compared to the prior year period, or decreased 6% as adjusted.

Jonas Prising, ManpowerGroup Chairman & CEO, said, “Employers in North America and Europe remain cautious as they wait for signs that the economic environment is on a sustainable path of improvement. In some of those markets demand for staffing and permanent recruitment stabilized at lower levels, while demand across Latin America and Asia Pacific Middle East remained solid. We continue to prioritize the execution of our strategic initiatives and are accelerating sales activities to drive profitable growth when demand trends strengthen.

We anticipate diluted earnings per share in the second quarter will be between $1.24 and $1.34, which includes an estimated unfavorable currency impact of 7 cents and excludes unfavorable operating losses for the run-off Proservia Germany business estimated at 8 cents. Our guidance excludes any restructuring costs and any Argentina related impact of non-cash currency translation losses.”

In conjunction with its first quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on April 18, 2024 at 7:30 a.m. central time (8:30 a.m. eastern time). Prepared remarks for the conference call, webcast details, presentation and recordings are included within the Investor Relations section of manpowergroup.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing, and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, and Talent Solutions – creates substantially more value for candidates and clients across more than 70 countries and territories and has done so for 75 years. We are recognized consistently for our diversity – as a best place to work for Women, Inclusion, Equality, and Disability, and in 2024 ManpowerGroup was named one of the World's Most Ethical Companies for the 15th time – all confirming our position as the brand of choice for in-demand talent. For more information, visit www.manpowergroup.com.

Forward-Looking Statements

This press release contains statements, including statements regarding economic and geopolitical uncertainty, trends in labor demand and the future strengthening of such demand, financial outlook, including any residual costs resulting from the wind-down of the Proservia business in Germany and the Company’s strategic initiatives and technology investments that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors. These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2023, which information is incorporated herein by reference.

The Company assumes no obligation to update or revise any forward-looking statements. We reference certain non-GAAP financial measures, which we believe provide useful information for investors. We include a reconciliation of these measures, where appropriate, to GAAP on the Investor Relations section of our website at manpowergroup.com.

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ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2024	2023	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,403.3	$4,752.3	-7.3%	-5.5%
Cost of services	3,639.6	3,889.2	-6.4%	-4.4%
Gross profit	763.7	863.1	-11.5%	-10.1%
Selling and administrative expenses	697.8	745.2	-6.4%	-5.1%
Operating profit	65.9	117.9	-44.1%	-41.7%
Interest and other expenses, net	8.4	7.5	12.2%
Earnings before income taxes	57.5	110.4	-47.9%	-45.3%
Provision for income taxes	17.8	32.6	-45.4%
Net earnings	$39.7	$77.8	-49.0%	-46.4%
Net earnings per share - basic	$0.82	$1.53	-46.2%
Net earnings per share - diluted	$0.81	$1.51	-46.2%	-43.5%
Weighted average shares - basic	48.3	50.9	-5.1%
Weighted average shares - diluted	48.9	51.6	-5.1%
(a)
Revenues from services include fees received from our franchise offices of $3.3 million and $3.9 million for the three months ended March 31, 2024 and 2023, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $277.2 million and $250.2 million for the three months ended March 31, 2024 and 2023, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2024	2023 (a)	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (b)	$680.4	$741.6	-8.3%	-8.3%
Other Americas	356.0	388.6	-8.4%	12.5%
	1,036.4	1,130.2	-8.3%	-1.1%
Southern Europe:
France	1,119.3	1,169.3	-4.3%	-5.4%
Italy	404.3	422.2	-4.2%	-5.4%
Other Southern Europe	457.7	476.4	-3.9%	-3.3%
	1,981.3	2,067.9	-4.2%	-4.9%
Northern Europe	870.3	967.6	-10.1%	-12.1%
APME	535.1	605.9	-11.7%	-4.8%
	4,423.1	4,771.6
Intercompany Eliminations	(19.8)	(19.3)
	$4,403.3	$4,752.3	-7.3%	-5.5%
Operating Unit Profit:
Americas:
United States	$12.0	$30.0	-60.2%	-60.2%
Other Americas	14.1	18.6	-24.1%	-15.2%
	26.1	48.6	-46.4%	-43.0%
Southern Europe:
France	33.1	44.9	-26.3%	-27.2%
Italy	27.4	30.7	-10.7%	-11.8%
Other Southern Europe	9.4	14.3	-34.0%	-31.9%
	69.9	89.9	-22.2%	-22.7%
Northern Europe	0.0	5.0	-99.9%	-108.6%
APME	19.9	21.1	-6.1%	3.3%
	115.9	164.6
Corporate expenses	(41.7)	(37.9)
Intangible asset amortization expense	(8.3)	(8.8)
Operating profit	65.9	117.9	-44.1%	-41.7%
Interest and other expenses, net (c)	(8.4)	(7.5)
Earnings before income taxes	$57.5	$110.4

(a) Effective January 1, 2024, our segment reporting was realigned to include our Puerto Rico business within Other Americas. Accordingly, our reportable segment, United States, is now adjusted to exclude Puerto Rico. All previously reported results have been restated to the current year presentation.

(b) In the United States, revenues from services include fees received from our franchise offices of $2.4 million and $3.2 million for the three months ended March 31, 2024 and 2023, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $87.4 million and $99.3 million for the three months ended March 31, 2024 and 2023, respectively.

(b) The components of interest and other expenses, net were:

	2024	2023
Interest expense	$20.4	$18.7
Interest income	(8.1)	(8.1)
Foreign exchange loss	2.4	3.1
Miscellaneous income	(6.3)	(6.2)
	$8.4	$7.5

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$604.8	$581.3
Accounts receivable, net	4,458.5	4,830.0
Prepaid expenses and other assets	186.5	160.8
Total current assets	5,249.8	5,572.1
Other assets:
Goodwill	1,574.5	1,586.8
Intangible assets, net	507.8	519.6
Operating lease right-of-use assets	403.9	414.0
Other assets	628.4	607.8
Total other assets	3,114.6	3,128.2
Property and equipment:
Land, buildings, leasehold improvements and equipment	518.3	526.5
Less: accumulated depreciation and amortization	394.1	396.6
Net property and equipment	124.2	129.9
Total assets	$8,488.6	$8,830.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,614.7	$2,723.0
Employee compensation payable	215.4	243.1
Accrued liabilities	604.3	693.0
Accrued payroll taxes and insurance	668.4	695.8
Value added taxes payable	385.7	432.7
Short-term borrowings and current maturities of long-term debt	15.6	12.1
Total current liabilities	4,504.1	4,799.7
Other liabilities:
Long-term debt	968.9	990.5
Long-term operating lease liability	315.5	323.2
Other long-term liabilities	512.4	482.7
Total other liabilities	1,796.8	1,796.4
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,518.7	3,514.9
Retained earnings	3,852.7	3,813.0
Accumulated other comprehensive loss	(495.5)	(466.0)
Treasury stock, at cost	(4,700.4)	(4,639.8)
Total ManpowerGroup shareholders' equity	2,176.7	2,223.3
Noncontrolling interests	11.0	10.8
Total shareholders' equity	2,187.7	2,234.1
Total liabilities and shareholders' equity	$8,488.6	$8,830.2

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31,
	2024	2023
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$39.7	$77.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21.6	21.0
Deferred income taxes	7.5	18.2
Provision for doubtful accounts	2.6	0.1
Share-based compensation	7.5	5.1
Changes in operating assets and liabilities:
Accounts receivable	283.9	398.0
Other assets	(62.5)	(37.3)
Other liabilities	(184.3)	(358.3)
Cash provided by operating activities	116.0	124.6
Cash Flows from Investing Activities:
Capital expenditures	(11.8)	(13.2)
Proceeds from the sale of property and equipment	2.1	—
Cash used in investing activities	(9.7)	(13.2)
Cash Flows from Financing Activities:
Net change in short-term borrowings	3.7	(10.7)
Proceeds from long-term debt	—	0.2
Repayments of long-term debt	(0.2)	(0.2)
Payments of contingent consideration for acquisitions	(1.1)	—
Proceeds from share-based awards	0.4	1.7
Other share-based award transactions	(10.3)	(9.8)
Repurchases of common stock	(50.0)	(30.0)
Cash used in financing activities	(57.5)	(48.8)
Effect of exchange rate changes on cash	(25.3)	5.1
Change in cash and cash equivalents	23.5	67.7
Cash and cash equivalents, beginning of period	581.3	639.0
Cash and cash equivalents, end of period	$604.8	$706.7